EXHIBIT 99.2

Sibling Group Expands Board of Directors, Management Team

ATLANTA, GA--(Marketwired - Oct 14, 2013) - Sibling Group Holdings, Inc. (OTCQB: SIBE), (www.siblinggroup.com) (the "Company"), whose business strategy is focused on the development and acquisition of 21st century educational management services and education technology, announced today that it has made a number of changes to its Board of Directors and management team as is prepares to expand its operations significantly.

As of September 30, 2013 the Board accepted the resignation of Amy Austin as a Board member. She was a founder of Newco4education, LLC which was acquired by Sibling in 2010, and served for 3 years. A new position at her employer prevents her from holding a Board seat on an external company. Also, the Board accepted the resignation of Neal Sessions, from all positions previously held on the Board and in his management roles. Mr. Sessions cited a need to focus on his family business interests in his resignation. He remains available to assist the Company on a part time, consulting basis. There were no conflicts or issues between either party and the Company. We thank both for their time and consideration.

To expand the Board and position the management team for future growth, the Company has approved the appointment of Ms. Amy Lance to the Board of Directors, and in the position of Chairman of the Board. Ms. Lance has extensive business experience, and is a leading figure in the not-for-profit community in the Southeastern, US. Also approved by the Board was the appointment of Mr. Mack Leath to the Board of Directors, and as Secretary of the Company. Mr. Leath will become the President of the Corporation. He is an experienced business executive, with an emphasis on sales and marketing as well as start-up oriented financing transactions. He will be responsible for all aspects of the day to day operations of the Company.

ABOUT:

Sibling Group Holdings, Inc. (OTCQB: SIBE), (www.siblinggroup.com and http://www.specialedmatters.com/) intends to acquire, on a global basis, advanced technology and education management operations in order to enhance and accelerate the delivery of 21st century learning. By accessing funding from the public capital markets and melding them into a unified strategy, Sibling seeks to accelerate the improvement of K-12 education across the globe. The results: better educated children, a sustainable and cost effective teaching model primarily for K-12 education, and reduced dependence on governmental funding. Our current operations include professional development for the teaching profession and educational technology offerings including classroom management tools. We are investing in specialized curriculum such as STEM (science, technology, engineering and math), ESL (english as a second language), SEL (social and emotional learning) and Special Ed aimed at supporting students and teachers with special needs. The Company's educational operations are based in Columbus, Ohio, and the executive offices are in Atlanta, Georgia.

Safe Harbor:

This press release may contain forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Sibling Entertainment Group Holdings, Inc. is subject to risks detailed from time to time in its publicly filed documents available at www.sec.gov. Sibling Entertainment Group Holdings, Inc. does not undertake to update any forward-looking statements that it may make to conform to actual results. All current and potential shareholders are asked to read all filings for the Company at the Securities and Exchange Commission web site, www.SEC.gov.